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Exhibit 3.1

The Commonwealth of Massachusetts
William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles of Organization

        (General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

(1) Exact name of corporation: Genzyme Corporation 061047163

(2) Registered office address: 500 Kendall Street, Cambridge, MA 02142
(number, street, city or town, state, zip code)
(3) Date adopted: May 25, 2006

(month, day, year)
(4)
Approved by:
 (check appropriate box)

☐
the directors without shareholder approval and shareholder approval was not required;

OR

☒
the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation's articles of organization.

(5)
The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:*

ARTICLE I
The exact name of the corporation is:

  Genzyme Corporation

ARTICLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:**

*
Changes to Article VIII must be made by filing a statement of change of supplemental information form.

**
Professional corporations governed by G.L. Chapter 156A and must specify the professional activities of the corporation.

ARTICLE III

State the total number of shares and par value, *if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

Without Par Value		With Par Value
Type	Number of Shares	Type	Number of Shares	Par Value
		Common	690,000,000	$0.01
		Preferred	10,000,000	$0.01

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

See Attachment IV for Description of Capital Stock

ARTICLE V

        The restrictions, if any, imposed by the articles or organization upon the transfer of shares of any class or series of stock are:

None

ARTICLE VI

        Other lawful provisions, and if there are no such provisions, this article may be left blank.

See Attachment VI for Other Lawful Provisions

Note: The preceding six (6) articles are considered to be permanent and may be changed only by filing appropriate articles of amendment.

*
G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

It is hereby certified that these restated articles of organization consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these restated articles unless contained in the text of the amendment.

Specify the number(s) of the article(s) being amended: Articles II, IV, VI

Signed by:	/s/ Peter Wirth (signature of authorized individual)

☐ Chairman of the board of directors,

☐ President,

☒ Other officer,

☐ Court-appointed fiduciary,

on this 25th day of May, 2006.

Attachment IV to Restated Articles of Organization

DESCRIPTION OF CAPITAL STOCK

A. AUTHORIZED CAPITAL STOCK

        The total number of shares of all classes of capital stock which the Corporation shall be authorized to issue is seven hundred million (700,000,000) shares, consisting of six hundred ninety million (690,000,000) shares of Common Stock, $.01 par value per share (the "Common Stock") and ten million (10,000,000) shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"). The board of directors, at any time or from time to time may reclassify any unissued shares of any class or series of capital stock into one or more existing or new classes or series.

B. DESCRIPTION OF COMMON STOCK

        The holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring action by the shareholders or submitted to the shareholders for action, except as may be provided herein, as may be associated with any series of Preferred Stock, or as may be otherwise required by law. Each share of Common Stock shall entitle the holder thereof to one vote.

        Subject to the terms of any outstanding series of Preferred Stock, the holders of outstanding shares of Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may from time to time be declared by the Board of Directors.

        Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive the net assets of the Corporation, after the Corporation shall have satisfied or made provision for its debts and obligations and for payment to the holders of shares of any series of Preferred Stock having preferential rights to receive distributions of the net assets of the Corporation.

C. DESCRIPTION OF THE PREFERRED STOCK

        1.     Undesignated Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors may determine, in whole or in part, the number, preferences, limitations or relative rights of any such series before the issuance of any shares of that series.

        2.     Terms of The Series A Junior Participating Preferred Stock.

          (a)   Authorized Amounts and Designations. Three million (3,000,000) shares of Preferred Stock of the Corporation are designated as Series A Junior Participating Preferred Stock (the "Series A Preferred Stock"). To the extent legally permitted, such number of shares may be increased or decreased by vote of the Board of Directors, provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares of such series then outstanding plus the number of shares of such series reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

          (b)   Series A Preferred Stock. A description of the Series A Preferred Stock and a statement of its preferences, voting powers, qualifications and special or relative rights or privileges is as follows:

            (1)   Dividends and Distributions.

              (A)  Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of all shares of Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend on shares of Common Stock payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall declare or pay any dividend on shares of Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

              (B)  The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section IV.C.2(b)(1)(A) immediately after it declares a dividend or distribution on any shares of Common Stock (other than a dividend payable in shares of Common Stock), provided that, in the event no dividend or distribution shall have been declared on Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

              (C)  Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

            (2)   Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

              (A)  Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall declare or pay any dividend on any shares of Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

              (B)  Except as otherwise provided herein, in any vote of the Board of Directors of the Corporation creating a series of Preferred Stock, or by law, the holders of shares of Series A Preferred Stock and the holders of all shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one series on all matters submitted to a vote of shareholders of the Corporation.

              (C)  Except as set forth herein or as otherwise provided by law, holders of Series A Preferred Stock shall have no voting rights.

            (3)   Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall declare or pay any dividend on shares of Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            (4)   Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall declare or pay any dividend on any shares of Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            (5)   Certain Restrictions.

              (A)  Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                (i)    declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                (ii)   declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                (iii)  redeem, purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                (iv)  redeem, purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

              (B)  The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the

      Corporation could, under Section 1V.C.2(c)(1)(A) purchase or otherwise acquire such shares at such time and in such manner.

            (6)   Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as shares of the same series of Preferred Stock or as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein, in any vote of the Board of Directors of the Corporation creating a series of Preferred Stock, or as otherwise required by law.

            (7)   Redemption. The shares of Series A Preferred Stock shall not be redeemable.

            (8)   Rank. The Series A Preferred Stock shall rank equally with respect to the payment of dividends and the distribution of assets together with any other series of the Corporation's Preferred Stock that specifically provide that they shall rank equally with Series A Preferred Stock. The Series A Preferred Stock shall rank junior with respect to the payment of dividends and the distribution of assets to all series of the Corporation's Preferred Stock that specifically provide that they shall rank prior to the Series A Preferred Stock. Nothing herein shall preclude the Board from creating any series of Preferred Stock ranking on a parity with or prior to the Series A Preferred Stock as to the payment of dividends or the distribution of assets.

            (9)   Amendment. The Articles of Organization of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the holders of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the Series A Preferred Stock, voting together as a single series.

            (10) Fractional Shares. The Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of the Series A Preferred Stock.

Attachment VI to Restated Articles of Organization

OTHER LAWFUL PROVISIONS

A. BOARD OF DIRECTORS

        1.     Election. The directors currently are divided into three classes, as nearly equal in number as the total number of directors constituting the entire Board permits. Directors shall serve until their respective successors shall be elected and qualified, subject to prior death, resignation, retirement or removal. At the 2006 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for terms expiring at the 2009 annual meeting of shareholders; at the 2007 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for terms expiring at the 2008 annual meeting of shareholders; and at the 2008 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for terms expiring at the 2009 annual meeting of shareholders. Thereafter all directors shall be elected for terms expiring at the next annual meeting of shareholders and until their successors shall be elected and qualified, subject to prior death, resignation, retirement or removal. In no event will a decrease in the number of directors shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the election, terms of office and other features of such directorships shall be governed by the terms of the vote establishing such series.

        2.     Vacancies. Except as otherwise determined by the Board of Directors in establishing a series of Preferred Stock as to directors elected by holders of such series, any vacancies in the Board of Directors, including a vacancy resulting from the enlargement of the Board of Directors, shall be filled by the directors then in office, though less than a quorum. Each director chosen to fill a vacancy not resulting from an enlargement of the Board of Directors shall be elected to complete the term of office of the director who is being succeeded and until a successor shall be elected and qualified, subject to prior death, resignation, retirement or removal. In the case of a vacancy resulting from the enlargement of the Board of Directors, the director shall be elected for a term expiring at the next annual meeting of shareholders and until a successor shall be elected and qualified, subject to prior death, resignation, retirement or removal.

        3.     Removal. Except as otherwise determined by the Board of Directors in establishing a series of Preferred Stock as to directors elected by holders of such series, at any special meeting of the shareholders called at least in part for the purpose, any director or directors may, by the affirmative vote of the holders of at least a majority of the stock entitled to vote for the election of directors, be removed from office for cause. The provisions of this subsection shall be the exclusive method for the removal of directors.

B. SHAREHOLDER VOTE REQUIRED FOR CERTAIN ACTIONS

        The Corporation, by vote of a majority in interest of the stock outstanding and entitled to vote thereon may approve (i) any amendment to these Articles of Organization, (ii) the sale, lease, exchange, or other disposal of all or substantially all of the Corporation's property, (iii) a merger or consolidation of the Corporation with or into any other entity; or (iv) a share exchange with any other entity, in each case, so long as such amendment, sale, lease, exchange, disposal, merger, consolidation, or share exchange shall have been approved by the Board of Directors. This provision is not intended to, and shall not, create a requirement to obtain shareholder approval for transactions that do not require shareholder approval under applicable Massachusetts corporation law.

C. ADDITIONAL PROVISIONS

        1.     No contract or other transaction of this Corporation with any other person or entity shall be affected or invalidated by the fact that (i) this Corporation is a shareholder or partner in such other corporation, association, or partnership, or (ii) any one or more of the officers or directors of this Corporation is an officer, director or partner of such other corporation, association or partnership, or (iii) any officer or director of this Corporation, individually or jointly with others, is a party to or is interested in such contract or transaction. Any director of this Corporation may be counted in determining the existence of a quorum at any meeting of the board of directors for the purpose of authorizing or ratifying any such contract or transaction, and may vote thereon, with like force and effect as if he were not so interested or were not an officer, director, or partner of such other corporation, association, or partnership.

        2.     The bylaws may provide that the directors may make, amend, or repeal the bylaws in whole or in part, except with respect to any provision thereof which by law, these Articles of Organization, or the bylaws requires action by the shareholders.

        3.     A director shall not be liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not permitted under Massachusetts corporation law, as in effect when such liability is determined. No amendment or repeal of this provision shall deprive a director of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles of Organization
(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

I hereby certify that upon examination of these restated articles of organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $500 having been paid, said articles are deemed to have been filed with me this 25th day of May, 2006, at 2:48 p.m.

Effective date:____________________________________________________________

(must be within 90 days of date submitted)

/s/ WILLIAM FRANCIS GALVIN
WILLIAM FRANCIS GALVIN
 Secretary of the Commonwealth

Filing fee: Minimum filing fee $200, plus $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.

TO BE FILLED IN BY CORPORATION
Contact Information:

Genzyme Corporation
500 Kendall Street, Cambridge, MA 02142
Attn: Peter Wirth, Secretary
Telephone: 617-252-7500
Email:

        Upon filing, a copy of this filing will be available at www.sec.state.ma.us/com. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.

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  Exhibit 3.1